Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Surna Inc.

Boulder, CO

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-219674) pertaining to the Surna Inc. 2017 Equity Incentive Plan of our report dated March 23, 2021, relating to the December 31, 2020 consolidated financial statements of Surna Inc. and subsidiary (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), which appears in this Form 10-K.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

March 23, 2021